Exhibit 99.1

Skyworks and Qorvo to Combine to Create $22 Billion U.S.-Based Leader in
High-Performance RF, Analog and Mixed-Signal Solutions

Companies to host joint conference call and live webcast today at 8:00 a.m. EDT

Key Highlights

•	Enhances scale with revenue of $7.7 billion and Adjusted EBITDA of $2.1 billion[1]

•	Combines complementary product and technology portfolios and world-class engineering capabilities, creating R&D scale to deliver innovative RF solutions

•	Creates $5.1 billion mobile business positioned to address rising RF complexity

•	Establishes $2.6 billion diversified Broad Markets platform with a growing and profitable TAM across defense & aerospace, edge IoT, AI data center and automotive markets

•	Advances U.S. manufacturing position and improves factory utilization across manufacturing footprint

•	Immediately and meaningfully accretive to non-GAAP EPS post-close, with $500 million or more of annual cost synergies within 24-36 months post-close when the companies are fully integrated

•	Phil Brace will serve as chief executive officer of the combined company; Bob Bruggeworth will join the Board of Directors of the combined company

IRVINE, CA and GREENSBORO, NC – Oct. 28, 2025 – Skyworks (Nasdaq: SWKS), a global leader in high-performance analog and mixed-signal semiconductors, and Qorvo (Nasdaq: QRVO), a leading global provider of connectivity and power solutions, today announced that they have entered into a definitive agreement to combine the two companies in a cash-and-stock transaction that values the combined enterprise at approximately $22 billion2 to create a U.S.-based, global leader in high-performance radio frequency (RF), analog and mixed-signal semiconductors.

“This combination marks an important milestone for our industry and for Skyworks,” said Phil Brace, chief executive officer and president of Skyworks. “Combining Skyworks’ and Qorvo’s complementary portfolios and world-class engineering teams will strengthen our ability to meet growing customer demand across mobile and diversified Broad Markets. With enhanced scale, a more diversified customer base and operational synergies, we can bring even greater innovation to our customers and sustainable value to our shareholders.”

“Qorvo and Skyworks share a culture of innovation and a commitment to solving our customers’ most complex challenges,” said Bob Bruggeworth, chief executive officer and president of Qorvo. “Together with Skyworks, we can accelerate innovation and deliver broader and more comprehensive solutions across numerous growth areas. We are excited to leverage the combined strengths of our teams and product and technology portfolios to build on our capabilities in Mobile and significantly expand our presence in defense and aerospace, edge IoT, AI data center, automotive and other industries powered by secular growth trends.”

1 Figures reflect LTM as of June 30, 2025.

2 Represents combined enterprise value as of the market close October 27, 2025.

Strategic Rationale and Transaction Highlights

The transaction is expected to deliver significant long-term value for customers, employees, and shareholders.

•	Enhanced Scale and Financial Profile: With combined pro forma revenue of approximately $7.7 billion and Adjusted EBITDA of $2.1 billion[3], the combined company will be better positioned to compete against larger players – supported by a stronger, more balanced revenue base that enables more predictable performance, a more efficient cost structure and resilient cash generation through cycles.

•	Stronger Innovation Pipeline: The combination creates an innovative global RF, analog and power technology company that can provide customers with more highly integrated, complete solutions, as well as a broad range of products and technologies. The combined company will bring together world-class engineering talent, including approximately 8,000 engineers and technical experts, and over 12,000 issued and pending patents, enabling faster development of advanced, system-level solutions and unlocking new design-win opportunities to meet growing customer demand.

•	Creates $5.1 Billion Mobile Business: The combination brings together complementary RF technologies and best-in-class products, expanding opportunities in Mobile while driving greater revenue stability. The broader portfolio will enhance our competitiveness across platforms, deepen customer integration and diversify our technology base – while strengthening our position to address rising RF complexity.

•	Establishes $2.6 Billion Diversified Broad Markets Platform: The transaction creates a $2.6 billion Broad Markets platform with a growing and profitable TAM across defense & aerospace, edge IoT, AI data center and automotive markets. These markets are characterized by attractive secular growth trends, long product life cycles and favorable gross margins.

•	Advances Domestic Manufacturing Position and Improves Utilization: The combined company will strengthen its domestic production capacity and enhance its capital efficiency, supported by a robust network of supply chain partners to meet the needs of high-volume and highly specialized customers.

•	Immediately and Meaningfully Accretive: The transaction is expected to be immediately and meaningfully accretive to non-GAAP EPS post-close, with $500 million or more of annual cost synergies within 24-36 months post-close when the companies are fully integrated.

3 Figures reflect LTM as of June 30, 2025.

Transaction Details

Under the terms of the agreement, Qorvo shareholders will receive $32.50 in cash and 0.960 of a Skyworks common share for each Qorvo share held at the close of the transaction, which implies a combined enterprise value of approximately $22 billion4.

Upon closing, Skyworks shareholders will own approximately 63 percent of the combined company, while Qorvo shareholders will own approximately 37 percent, on a fully-diluted basis. Phil Brace will serve as chief executive officer of the combined company; Bob Bruggeworth will join the Board of Directors of the combined company. The combined company's Board of Directors will comprise 11 directors, eight from Skyworks and three from Qorvo.

Skyworks plans to fund the cash portion of the transaction using a combination of cash on hand and additional financing. Skyworks has obtained debt financing commitments from Goldman Sachs Bank USA. The transaction is not subject to any financing conditions. The combined company's net leverage at closing is expected to be approximately 1.0x last-twelve-month Adjusted EBITDA5. This favorable capital structure will allow for continued investments in the business to drive shareholder value.

Timing and Approvals

The Boards of Directors of both companies have unanimously approved the transaction, which is expected to close in early calendar year 2027, subject to the receipt of required regulatory approvals, approval of Skyworks shareholders and Qorvo shareholders and the satisfaction of other customary closing conditions. Starboard Value LP, an approximately 8 percent6 shareholder of Qorvo, has signed a voting agreement in support of the transaction.

Preliminary Financial Results

In a separate press release issued today, Skyworks announced preliminary financial results for its fourth quarter and full fiscal 2025. Skyworks’ preliminary results press release is available on the investor relations section of Skyworks’ website at https://investors.skyworksinc.com/events-presentations. As planned, Skyworks will issue a press release and host a conference call with analysts to share its full fourth quarter financial results on November 4, 2025.

Also, in a separate press release issued today, Qorvo announced preliminary results for its fiscal 2026 second quarter. The press release can be accessed at: https://ir.qorvo.com (under “Financial Releases”). Qorvo will announce fiscal 2026 second quarter financial results and host a conference call on November 3, 2025.

Conference Call Information

Skyworks and Qorvo will host a joint conference call today at 8:00 a.m. EDT to discuss the proposed transaction. Investors can register to participate in the conference call at https://www.skyworksinc.com/Press/20251028-Conference-Call. To listen to the live call and access the presentation materials, please visit Skyworks’ website at https://investors.skyworksinc.com/events-presentations or Qorvo’s website at ir.qorvo.com. A recording of the call will also be available on both companies’ websites today at 11 a.m. EDT.

4 Represents combined enterprise value as of the market close October 27, 2025.

5 Based on Pro Forma LTM Non-GAAP EBITDA at closing excluding synergies.

6 As of October 24, 2025.

Advisors

Qatalyst Partners and Goldman Sachs & Co. LLC are serving as financial advisors to Skyworks; Skadden, Arps, Slate, Meagher & Flom LLP is serving as Skyworks’ legal advisor and FGS Global is serving as Skyworks’ strategic communications advisor.

Centerview Partners LLC is serving as exclusive financial advisor to Qorvo; Davis Polk & Wardwell LLP is serving as Qorvo’s legal advisor; and Joele Frank, Wilkinson Brimmer Katcher is serving as Qorvo’s strategic communications advisor.

About Skyworks

Skyworks Solutions, Inc. is empowering the wireless networking revolution. We are a leading developer, manufacturer and provider of analog and mixed-signal semiconductors and solutions for numerous applications, including aerospace, automotive, broadband, cellular infrastructure, connected home, defense, entertainment and gaming, industrial, medical, smartphone, tablet and wearables.

Skyworks is a global company with engineering, marketing, operations, sales and support facilities located throughout Asia, Europe and North America and is a member of the S&P 500® market index (Nasdaq: SWKS). For more information, please visit Skyworks’ website at: www.skyworksinc.com.

About Qorvo

Qorvo (Nasdaq: QRVO) supplies innovative semiconductor solutions that make a better world possible. We combine product and technology leadership, systems-level expertise and global manufacturing scale to quickly solve our customers' most complex technical challenges. Qorvo serves diverse high-growth segments of large global markets, including automotive, consumer, defense & aerospace, industrial & enterprise, infrastructure and mobile. Visit www.qorvo.com to learn how our diverse and innovative team is helping connect, protect and power our planet.

Qorvo is a registered trademark of Qorvo, Inc. in the U.S. and in other countries. All other trademarks are the property of their respective owners.

Important Information About the Proposed Transaction and Where to Find It

In connection with the Mergers, Skyworks intends to file with the SEC a registration statement on Form S-4 (the “Registration Statement”), which will include a prospectus with respect to the shares of Skyworks’ common stock to be issued in the Mergers and a joint proxy statement for Skyworks’ and Qorvo’s respective stockholders (the “Joint Proxy Statement/Prospectus”).  The definitive joint proxy statement (if and when available) will be mailed to stockholders of Skyworks and Qorvo.  Each of Skyworks and Qorvo may also file with or furnish to the SEC other relevant documents regarding the Mergers.  This communication is not a substitute for the Registration Statement, the Joint Proxy Statement/Prospectus or any other document that Skyworks or Qorvo may mail to their respective stockholders in connection with the Mergers.

INVESTORS AND SECURITY HOLDERS OF SKYWORKS AND QORVO ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT WHEN THEY BECOME AVAILABLE, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE MERGERS OR INCORPORATED BY REFERENCE INTO THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING SKYWORKS, QORVO, THE MERGERS AND RELATED MATTERS.

The documents filed by Skyworks with the SEC also may be obtained free of charge at Skyworks’ website at https://www.skyworksinc.com/investors or upon written request to Skyworks at investor.relations@skyworksinc.com. The documents filed by Qorvo with the SEC also may be obtained free of charge at Qorvo’s website at https://ir.qorvo.com/ or upon written request to Qorvo at investor-relations@qorvo.com. These documents filed with the SEC are also available for free to the public at the website maintained by the SEC at www.sec.gov.

Participants in the Solicitation

Skyworks, Qorvo and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Skyworks and Qorvo in connection with the Mergers under the rules of the SEC.

Information about the interests of the directors and executive officers of Skyworks and Qorvo and other persons who may be deemed to be participants in the solicitation of stockholders of Skyworks and Qorvo in connection with the Mergers and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the Joint Proxy Statement/Prospectus, which will be filed with the SEC.

Information about Skyworks’ directors and executive officers and their ownership of Skyworks’ common stock is set forth in Skyworks’ proxy statement for its 2025 Annual Meeting of Stockholders on Schedule 14A filed with the SEC on March 28, 2025. To the extent that holdings of Skyworks’ securities have changed since the amounts printed in Skyworks’ proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3 and Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC.

Information about Qorvo’s directors and executive officers and their ownership of Qorvo’s common stock is set forth in Qorvo’s proxy statement for its 2025 Annual Meeting of Stockholders on Schedule 14A filed with the SEC on June 26, 2025. To the extent that holdings of Qorvo’s securities have changed since the amounts printed in Qorvo’s proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3 and Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC.

Additional information regarding the direct and indirect interests of those persons and other persons who may be deemed participants in the proposed transaction may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available. Free copies of these documents may be obtained as described above.

No Offer or Solicitation

This communication is for informational purposes only and does not constitute, or form a part of, an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Cautionary Statement Regarding Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Skyworks’ and Qorvo’s current expectations, estimates and projections about the expected date of closing of the proposed transaction and the potential benefits thereof, their respective businesses and industries, management’s beliefs and certain assumptions made by Skyworks and Qorvo, all of which are subject to change. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “potentially,” “estimate,” “continue,” “expect,” “target,” similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. All forward-looking statements by their nature address matters that involve risks and uncertainties, many of which are beyond our control and are not guarantees of future results, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. These and other forward-looking statements, including the failure to consummate the proposed transaction or to make or take any filing or other action required to consummate the transaction on a timely matter or at all, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the completion of the proposed transaction on anticipated terms and timing, including obtaining shareholder and regulatory approvals, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies, expansion and growth of Skyworks’ and Qorvo’s businesses and other conditions to the completion of the proposed transaction; (ii) failure to realize the anticipated benefits of the proposed transaction, including as a result of delay in completing the transaction or integrating the businesses of Skyworks and Qorvo; (iii) Skyworks’ and Qorvo’s ability to implement their business strategies; (iv) pricing trends; (v) potential litigation relating to the proposed transaction that could be instituted against Skyworks, Qorvo or their respective directors; (vi) the risk that disruptions from the proposed transaction will harm Skyworks’ or Qorvo’s business, including current plans and operations; (vii) the ability of Skyworks or Qorvo to retain and hire key personnel; (viii) potential adverse reactions or changes to business relationships resulting from the announcement, pendency or completion of the proposed transaction; (ix) uncertainty as to the long-term value of Skyworks’ common stock; (x) legislative, regulatory and economic developments affecting Skyworks’ and Qorvo’s businesses; (xi) general economic and market developments and conditions; (xii) the evolving legal, regulatory and tax regimes under which Skyworks and Qorvo operate; (xiii) potential business uncertainty, including changes to existing business relationships, during the pendency of the proposed transaction that could affect Skyworks’ or Qorvo’s financial performance; (xiv) restrictions during the pendency of the proposed transaction that may impact Skyworks’ or Qorvo’s ability to pursue certain business opportunities or strategic transactions; (xv) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as Skyworks’ and Qorvo’s response to any of the aforementioned factors; and (xvi) failure to receive the approval of the stockholders of Skyworks and Qorvo. These risks, as well as other risks associated with the proposed transaction, are more fully discussed in the proxy statement/prospectus to be filed with the U.S. Securities and Exchange Commission in connection with the proposed transaction. While the list of factors presented here is, and the list of factors presented in the proxy statement/prospectus will be, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Skyworks’ or Qorvo’s consolidated financial condition, results of operations or liquidity. Neither Skyworks nor Qorvo assumes any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

Non-GAAP Financial Measures

This communication also includes references to financial measures that are calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles in the United States of America (“GAAP”). These non-GAAP financial measures include, but are not limited to, adjusted EBITDA and adjusted EBITDA margin, non-GAAP gross profit and gross margin, non-GAAP operating income and operating margin, non-GAAP net income, non-GAAP diluted earnings per share, and non-GAAP free cash flow and free cash flow margin. Adjusted EBITDA is calculated by adding to non-GAAP operating income, depreciation and amortization. Non-GAAP gross profit is calculated by excluding from GAAP gross profit, share-based compensation expense, amortization of acquisition-related intangibles, settlements, gains, losses, and impairments, and restructuring and other charges. Non-GAAP operating income is calculated by excluding from GAAP operating income, share-based compensation expense, acquisition-related expenses, amortization of acquisition-related intangibles, settlements, gains, losses, and impairments, and restructuring-related charges. Non-GAAP net income and diluted earnings per share is calculated by excluding from GAAP net income and diluted earnings per share, share-based compensation expense, acquisition-related expenses, amortization of acquisition-related intangibles, settlements, gains, losses, and impairments, restructuring-related charges, and certain tax items. Non-GAAP free cash flow is calculated by deducting capital expenditures from GAAP net cash provided by operating activities. Any non-GAAP financial measures used in this presentation are in addition to, and should not be considered superior to, or a substitute for, financial statements prepared in accordance with GAAP. Non-GAAP financial measures should not be considered in isolation or as an alternative to financial statements prepared in accordance with GAAP and are subject to significant inherent limitations. The non-GAAP measures presented herein may not be comparable to similar non-GAAP measures presented by other companies. These non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income items are excluded or included in determining these non-GAAP financial measures.

Skyworks Contacts:

Media Relations:

Constance Griffiths
(949) 230-4867
Constance.Griffiths@skyworksinc.com

John Christiansen / Pete Siwinski / Camilla Scassellati Sforzolini

FGS Global

Skyworks@fgsglobal.com

Investor Relations:

Raji Gill
(949) 508-0973
Raji.Gill@skyworksinc.com

Qorvo Contacts:

Media Relations:

Sharon Stern / Ed Trissel / Tom Crosson

Joele Frank, Wilkinson Brimmer Katcher

+1 212-355-4449

Investor Relations:

Doug DeLieto

VP, Investor Relations

+1 336-678-7968